Exhibit 10.2
SOLOMON EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) dated as of July 20, 2004 is by and between Youbet.com, Inc., a Delaware corporation (“the Company”), and Scott A. Solomon (“Executive”), in connection with the Company’s engagement of Executive for personal services.
1. EMPLOYMENT; DUTIES AND ACCEPTANCE:
Employment by Company.
The Company hereby engages Executive, and Executive hereby agrees to serve as General Counsel of the Company on the terms and conditions of this Agreement. Throughout the Term of this Agreement, Executive shall, subject to the provisions contained herein, devote substantially all of his work time to the employment described hereunder. Executive shall report solely to the President and Chief Executive Officer.
Location of Employment.
Other than in connection with occasional business travel, the Executive shall render his services at the Company’s offices at 5901 De Soto Avenue, Woodland Hills, California.
Duties.
Executive shall have the following duties:
(a) Responsible for Corporate compliance program, liaison with gaming regulators, interpretation, change, and enforcement of new legislature and gaming regulations.
(b) Direct all legal activities of the Company.
(c) Support the Chief Executive Officer in the management of compliance of gaming rules and regulations both domestically and internationally.
(d) Participate and advise in mergers and acquisition projects and due diligence, and drive the integration of newly acquired operations.
(e) Manage and ensure SEC compliance and filings.
(f) Manage the legal department budget and staff.
(g) If selected, act as the Secretary of the Company.
(h) Advise the Board as requested from time to time.
(i) Perform such other Executive duties, consistent with the duties of a General Counsel, as the President and Chief Executive Officer may reasonably require.
2. TERM:
The term of Executive’s employment hereunder shall commence as of August 2, 2004 (the “Effective Time”) and end on July 31, 2006 (the “Term”) unless sooner terminated pursuant to Section 7 hereof. Unless either party shall have given the other at least 60 days prior notice that the Term shall not be extended, the term shall be automatically extended for successive one-year periods until either party shall have given the other party not less than 60 days notice that any such additional term shall not be extended.

3. COMPENSATION AND BENEFITS:
(a) Salary.
During the first year of the Term, the Executive shall receive a salary (the “Annual Salary”) at the rate of $225,000 per annum. During the second year of the Term, Executive shall receive an Annual Salary of $250,000 per annum. All salary shall be less such deductions as shall be required to be withheld by applicable law and regulations and shall be pro-rated for any period that does not constitute a full twelve (12) month period. Based on the Executive and the Company’s performance, the annual salary may be increased at the discretion of the Chief Executive Officer.
(b) Bonuses.
Executive shall be entitled to participate in the Company Bonus Plan at the Executive level, not less than 35%, subject to offset for the minimum bonus payments made during such period. Executive shall receive a minimum bonus of 17.5% of his then annual salary, paid quarterly on a pro rata basis.
(i) For each year of the Term, the Executive level bonus shall be based on mutually agreed upon business objectives.
(ii) The business objectives for years one and two of the Term shall be determined before the start of each year of the Term. For purposes of determining profitability, the applicable period shall be August 1 to July 31 and shall be based on EBITDA, excluding any extraordinary items, as reflected in the Company’s securities filings.
(c) Stock Options.
Executive is hereby granted 150,000 stock options pursuant to the Company’s 1998 Stock Option Plan. The 150,000 stock options will have an exercise price equal to the closing price of the Company’s Common Stock on date of employment. The stock options are five (5) year options and shall vest ratably over four (4) years.
Any unvested options shall terminate as provided in the Company’s 1998 Stock Option Plan or as otherwise set forth herein.
All unvested options shall automatically become vested Options upon a “Change of Control”.
In the event the Company is unable to issue stock options, or all of them, to Executive as described in this Agreement, the Company and Executive agree to restructure this agreement with respect to those affected stock options with a non-stock option structure that is substantially, equivalently, and effectively the same to Executive from a financial perspective.
(d) Severance.
Upon “Change of Control” the Company has the option to terminate the Executive’s employment. If Executive’s employment with the Company is terminated upon or within 18 months after a Change of Control, (1) Executive shall be entitled to receive through the date of Executive’s termination Executive’s Annual Salary, any earned and unpaid bonus, accrued and unused vacation, if any, and Fringe Benefits, and (2) in addition, the Company shall provide the Executive with the following severance benefits (the “Severance Benefits”): severance pay, in a lump sum, equal to one (1) year of his then Annual Salary, minimum bonus and the continuation of his Fringe Benefits for that period of time.

For purposes of this Agreement, the term “Change of Control” shall mean, a merger, acquisition or other corporate transaction where (1) substantially all the Company’s assets or thirty-one percent (31%) or more of the outstanding common stock of the Company is sold or acquired, or (2) upon the consummation of any transaction involving over thirty-one percent (31%) of the assets or outstanding stock of the Company, the Company’s existing Board as of the date immediately preceding the consummation of the transaction no longer constitute a majority of the Board as of any date within the twelve (12) consecutive months subsequent to consummation of the transaction.
4. PARTICIPATION IN EXECUTIVE BENEFIT PLANS:
(a) Fringe Benefits. Executive shall be permitted during the Term to participate in any group life, medical, hospitalization, dental, health and accident and disability plans, supplemental health care plans and plans providing for life insurance coverage, and any other plans and benefits, generally maintained by Company for Executives of the stature and rank of Executive during the Term hereof, each in accordance with the terms and conditions of such plans (collectively referred to herein as “Fringe Benefits”); provided, however, that Company shall not be required to establish or maintain any such Fringe Benefits.
(b) Vacation. Executive shall accrue, in addition to personal days and days on which Company is closed, paid vacation days at the rate of 6.16 hours per pay period or up to four (4) weeks per year.
(c) Expenses. The Company will reimburse Executive for actual and necessary travel and accommodation costs, Bar Association dues and continuing legal education fees, entertainment and other business expenses incurred as a necessary part of discharging the Executive’s duties hereunder, subject to receipt of reasonable and appropriate documentation by the Company and in accordance with Company policy. The Company will also reimburse Executive $600 per month for all business related operating expenses of Executive’s automobile. Executive will receive or be reimbursed for a cellular phone.
5. CERTAIN COVENANTS OF EXECUTIVE:
Without in any way limiting or waiving any right or remedy accorded to Company or any limitation placed upon Executive by law, Executive agrees as follows:
(a) Confidential Information: Executive agrees that, neither during the Term nor at anytime thereafter shall Executive (i) disclose to any person, firm or corporation not employed by the Company or any affiliate of either (the “Protected Company”) or not engaged to render services to any Protected Company or (ii) use for the benefit of himself, or others, any confidential information of any Protected Company obtained by the Executive prior to the execution of this Agreement, during the Term or any time thereafter, including, without limitation, “know-how,” trade secrets, details of suppliers, pricing policies, financial data, operational methods, marketing and sales information or strategies, product development techniques or plans or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of any Protected Company; provided, however, that this provision shall not preclude the Executive from (x) upon advice of counsel and notice to the Company, making any disclosure required by any applicable law or (y) using or disclosing information known generally to the public (other than information known generally to the public as a result of any violation of this Section 5(a)).

(b) Property of Company. Any interest in trademarks, service-marks, copyrights, copyright applications, patents, patent applications, slogans, developments and processes which the Executive, during the Term, may develop relating to the business of the Company in which the Company may then be engaged and any memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the business of any Protected Company shall belong and remain in the possession of any Protected Company, and shall be delivered to the Company promptly upon the termination of the Executive’s employment with Company or at any other time on request.
(c) Non-Interference. Executive will not, during the Term hereof and for a period of one (1) year after the Term induce any person who is an employee of the Company to terminate his relationship with the Company.
(d) Non-Competition. Without the prior written consent of the Company, Employee shall not be employed by the Internet gaming divisions of Magna, Inc., TVG, Inc. or by any other Internet gaming division of a direct competitor of the Company during, or for one year after the termination of, his employment with the Company. The parties agree that, as of the date this Agreement is being executed, the only existing competitors of the Company are the Internet gaming divisions of Magna, Inc. and TVG, Inc.
6. OTHER PROVISIONS:
(a) Rights and Remedies Upon Breach. If the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 5 hereof (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.
(b) Accounting. The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively “Benefits”) derived or received by the Executive as a result of any transactions constituting a breach of any of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company.
(c) Severability of Covenants. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.
(d) Blue-Penciling. If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision and, in its reduced form, such provision shall then be enforceable.
(e) Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect Company’s right to the relief provided in this Section 6 in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(f) Injunctive Relief. Executive agrees and understands that the remedy at law for any breach by Executive of the provisions of Section 5 hereof may be inadequate and that damages resulting from such breach may not be susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Executive’s breach of any provision of Section 5 hereof, the Company shall be entitled to seek to obtain from any court of competent jurisdiction injunctive relief to prevent the continuation of such breach. Nothing contained herein shall be deemed to limit the Company’s remedies at law or in equity for any breach of the provisions of Section 5 hereof which may be available to the Company.
(g) Company is a publicly traded corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized, and has all requisite power and authority to own, lease or operate its properties and to carry on its business as it is presently being operated and in the place where such properties are owned, leased or operated and such business is conducted. Company, to the best of its knowledge, is presently in compliance with all state and federal securities laws and regulations and there are no pending or threatened investigations or actions thereunder. Company is, to the best of its knowledge, in compliance with all local, state and federal laws and regulations, including, but not limited to those pertaining to pari-mutuel wagering and account wagering and there is no threatened or pending litigation by any Party or investigations by regulatory bodies other than those suits, actions or other matters previously disclosed to Executive.
(h) Company represents and warrants that the execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action, including, but not limited to, authorizing resolutions and consents, and no further action or approval is required to permit Company to consummate the transactions contemplated hereby and thereby. This Agreement when executed and delivered in accordance with the terms thereof, will constitute, the legal, valid and binding obligations of Company, enforceable in accordance with its terms. Company and the officer signing on behalf of Company, has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. The making and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms hereof and thereof will not (a) conflict with the articles of incorporation or the bylaws of Company, (b) result in any breach or termination of, or constitute a default under, or constitute an event that with notice or lapse of time, or both, would become a default under, or create any rights of termination, cancellation or acceleration in any person under, any contract, or violate any order, writ, injunction or decree, to which Company is a party, by which any of the business or operations of Company or rights of Executive may be affected.
7. TERMINATION:
(a) Termination for Cause. The Company shall have the option to terminate Executive upon the occurrence of any of the following:
(i) the Executive’s theft or embezzlement of the Company’s money, equipment, or securities;
(ii) the Executive’s conviction of a felony (other than a traffic violation) which results in material injury to the Company;
(iii) the Executive’s willful act of disloyalty that is intended to and/or results in material injury to the Company;
(iv) the failure of the Executive to be licensable under the California Bar Association in his capacity as General Counsel of the Company;
(v) the Executive’s chronic alcoholism or addiction to non-medically prescribed drugs; or

(vi) breach by the Executive of his confidentiality, no solicitation, and non-competition covenants contained in his employment agreement with the Company.
Any act or omission of the Executive based upon authority given pursuant to the Articles of Incorporation of the Company or Bylaws of the Company or a resolution duly adopted by the Company’s Board of Directors or based upon the advice of counsel for the Company shall be conclusively deemed to be done by Executive in good faith and in the best interests of the Company.
If Executive’s services are terminated for cause as set forth in this subsection, Executive’s services shall cease as of such effective date of termination and all compensation shall cease as of such effective date.
(b) Termination With Good Reason or Without Cause. If during the Term, or any additional term, the Executive resigns for Good Reason or is terminated by the Company without Cause:
As used herein, Good Reason shall mean only:
(i) withdrawal by the Company from Executive of any substantial part of his duties then being performed, or responsibility or authority then being carried, by Executive, or a material change in the Executive’s reporting lines;
(ii) assignment by the Company to Executive of substantial additional duties or responsibilities which are inconsistent with the duties or responsibilities then being carried by Executive;
(iii) material reduction in the level of Executive’s responsibility, authority, autonomy, title, or compensation;
(iv) the Company’s material breach of Executive employment agreement (or any other agreement between Executive and the Company); and the failure of the Company to cure such breach within thirty (30) days of notice thereof;
(v) material fraud on the part of the Company; or
(vi) discontinuance of the active operation of business of the Company, or insolvency of the Company, or the filing by or against the Company of a petition in bankruptcy or for reorganization or restructuring pursuant to applicable insolvency or bankruptcy law.
The Company will pay Executive (a) his salary and unused vacation pay through the last day of his employment with the Company, (b) his unpaid reimbursable business expenses incurred by him through the last day of his employment with the Company and (c) his then Annual Salary and minimum bonus, in a lump sum, and continue his benefits for a period of one year.
8. EXECUTIVE’S REPRESENTATIONS AND WARRANTIES:
(a) Right to Enter Into Agreement. Executive has the unfettered right to enter into this entire Agreement on all of the terms, covenants and conditions hereof; and Executive has not done or permitted to be done anything, which may curtail or impair any of the rights granted to Company herein.
(b) Breach Under Other Agreement or Arrangement. Neither the execution and delivery of this Agreement nor the performance by Executive of any of his obligations hereunder will constitute a violation or breach of, or a default under, any agreement, arrangement or understanding, or any other restriction of any kind, to which Executive is a party or by which Executive is bound.
(c) Services Rendered Deemed Special, Etc. Executive acknowledges and agrees that the services to be rendered by him hereunder are of a special, unique, extraordinary and intellectual character which gives them peculiar value, the loss of which cannot be adequately compensated for in an action at law and that a breach of any term, condition or covenant hereof will cause irreparable harm and injury to the Company and in addition to any other available remedy the Company will be entitled to seek injunctive relief.

9. USE OF NAME:
The Company shall have the right during the Term hereof to use Executive’s name, biography and approved likenesses in connection with Company’s business, including advertising their products and services; and the Company may grant such rights to others, but not for use as a direct endorsement.
10. ARBITRATION:
Any dispute whatsoever arising out of or referable to this Agreement, including, without limitation, any dispute as to the rights and entitlements and performance of the parties under this Agreement or concerning the termination of Executive’s employment or of this Agreement or its construction or its validity or enforcement, or as to the arbitrator’s jurisdiction, or as to the ability to arbitrate any such dispute, shall be submitted to final and binding arbitration in Los Angeles, California by and pursuant to the Labor Arbitration Rules of the American Arbitration Association with discovery proceedings pursuant to Section 1283.05 of the California Code of Civil Procedure. The arbitrator shall be entitled to award any relief, which might be available at law or in equity, including that of a provisional, permanent or injunctive nature. The prevailing party in such arbitration as determined by the arbitrator, or in any proceedings in respect thereof as determined by the person presiding, shall be entitled to receive its or his reasonable attorneys’ fees incurred in connection therewith.
11. NOTICES:
(a) Delivery. Any notice, consent or other communication under this Agreement shall be in writing and shall be delivered personally, telexed, sent by facsimile transmission or overnight courier (regularly providing proof of delivery) or sent by registered, certified, or express mail and shall be deemed given when so delivered personally, telexed, sent by facsimile transmission or overnight courier, or if mailed two (2) days after the date of deposit in the United States mail as follows: to the parties at the following addresses (or at such other address as a party may specify by notice in accordance with the provisions hereof to the other):
If to Executive, to his address at:
22243 Via Leonardo
Calabasas, CA 91302
If to Company, to its address at:
Youbet.com, Inc.
5901 Desoto Avenue
Woodland Hills, CA 91367
Attention: Chief Executive Officer
Fax (818) 668-2121
(b) Change of Address. Either party may change its address for notice hereunder by notice to the other party in accordance with this Section 11.

12. COMPLETE AGREEMENT; MODIFICATION AND TERMINATION:
This Agreement contains a complete statement of all the arrangements between the parties with respect to the matters covered hereby and, supersedes all existing agreements between the parties concerning the subject matter hereof. This Agreement may be amended, modified, superseded or canceled, and the terms and conditions hereof may be waiver, by the party waiving compliance. No delay on the part of any party in exercising any shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right or remedy, nor any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.
13. HEADINGS:
The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation.
14. INDEMNIFICATION:
The Company will indemnify, defend, and hold Executive harmless from and against any and all demands, actions, claims, suits, liabilities, losses, damages, fees (including reasonable attorneys’ fees) and expenses relating to any acts or omissions to act in the course or scope of his duties he performs on behalf of the Company while employed by it and/or while serving as an Executive and/or director of the Company, and to provide indemnification and Executives and directors liability insurance to him at least to the same extent that it provides such indemnification and insurance to the Executives and directors of the Company. Executive will have the option to select his own counsel or be represented by counsel for the Company. The provisions herein shall survive the termination of Executive’s employment with the Company for any reason.
15. ATTORNEYS’ FEES:
If either the Company or the Executive brings an action to enforce the Executive’s employment agreement, the prevailing party will be entitled to recover its/his reasonable attorneys’ fees.
WHEREFORE, the parties hereto have executed this Agreement as of the day and year first above written.

/s/ Scott A. Solomon
Scott A. Solomon

Agreed to and Accepted:
Youbet.com, Inc., a
Delaware Corporation

By:	/s/ Charles F. Champion

Its:	President and Chief Executive Officer

FIRST AMENDMENT TO
SOLOMON EMPLOYMENT AGREEMENT
This is a FIRST AMENDMENT (“First Amendment”), effective as of this 1st day of August, 2005, to that certain employment agreement dated the 20th day of July, 2004 (the “Employment Agreement”), by and between SCOTT A. SOLOMON (the “Executive”), and YOUBET.COM, INC., a Delaware corporation, (the “Company”) (collectively, the “Parties”).
WHEREAS, the Company and the Executive desire to amend the provisions of the Employment Agreement.
NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Company and the Executive hereby agree to amend the Employment Agreement as follows:
1.	Term.

The first sentence of Section 2 shall be deemed amended to reflect that the Term has been extended for an additional year, and shall therefore end on July 31, 2007.

2.	Compensation and Benefits.

The second sentence of Section 3 (a) shall be deemed amended as follows: a) Salary. During the second and third year of the Term, Executive shall receive an Annual Salary of $300,000 per annum.

The first paragraph of Section 3 (b) shall be deemed amended to conclude as follows follows:
b) Bonuses. Commencing with the second year of the Term, Executive shall be entitled to participate in the Company Bonus plan at the Executive level, not less than 40%, subject to offset for the minimum bonus payments made during such period. Executive shall receive a minimum bonus of 20% of his then annual salary, during the second and third years of the Term, paid quarterly on a pro rata basis.

3.	This First Amendment will be effective as of the date first written above.

4.	Except to the extent noted, and as may be necessary to give full force and effect to the foregoing, the Employment Agreement shall continue unchanged, in full force and effect.
IN WITNESS WHEREOF, each of the Parties hereunto has executed this First Amendment on the date(s) indicated below.

YOUBET.COM, INC.	SCOTT A. SOLOMON

/s/ Charles F. Champion	/s/ Scott A. Solomon

Name: Charles F. Champion	Date: August 19, 2005

Title: President and Chief Executive Officer

Date: August 19, 2005

YOUBET.COM, INC.
SUPPLEMENTAL COMPENSATION AGREEMENT
WHEREAS, Youbet.com, Inc. (the “Corporation”) wishes to pay Scott Solomon (“Employee”) additional compensation in consideration for the Employee’s performance of services for the Corporation.
NOW THEREFORE, in consideration of the premises and of the mutual promises contained herein, the parties hereto agree as follows:
1. Effective Date. This Agreement shall be effective as of January 25, 2006 (the “Effective Date”).
2. Supplemental Payments. On or before the last day of each of the twelve calendar months beginning with January 2006 and continuing until December 2006, the Corporation shall pay to the Employee an amount equal to $38,167.00 per month, provided, however, that such payments shall cease only in the event that Employee’s employment with the Corporation is terminated for “Cause”, as defined in the Corporation’s Equity Incentive Plan. In the event the Employee’s employment with the Corporation shall terminate as a result of his death, any payments which remain unpaid on the date of his death shall continue to be made to the Employee’s surviving spouse (or if no surviving spouse, to his estate).
3. Unfunded Promise to Pay. This Agreement constitutes an unfunded promise of the Corporation to make benefit payments in the future. Neither the Employee nor anyone on behalf of or through the Employee shall have any right in or claim to any asset of the Corporation under this Agreement other than as a general, unsecured creditor of the Corporation. The Corporation intends that the Agreement be unfunded for federal income tax purposes.
4. Termination. This Agreement shall terminate as of December 31, 2006, provided that all of the payments described in paragraph 2 have been paid.
5. Release. In consideration for this Agreement and the Corporation’s award to the Employee of an option to purchase 150,000 shares of the Corporation’s common stock, effective as of December 14, 2005, Employee, on behalf of himself, his heirs, executors, administrators and assigns, irrevocably and unconditionally hereby releases the Corporation, as well as its affiliates and their respective directors, officers, employees, agents, representatives, successors and assigns and all persons acting by, through or in concert with any of them (collectively, the “Releasees”) from the obligation in paragraph 3(c) of that certain Employment Agreement by and between the Employee and the Corporation dated July 20, 2004, as amended August 1, 2005 (the “Employment Agreement”), to issue Employee 150,000 stock options pursuant to the Corporation’s 1998 Stock Option Plan (“Superseded Option Grant”). Employee agrees that he will not file, or permit to be filed in his name or on his behalf, any lawsuit, claim or other legal action against any Releasee with respect to such Superseded Option Grant. The foregoing release shall not affect any other obligation of the Company under the Employment Agreement.
6. Confidentiality. The Employee agrees to keep the existence, terms and amount of this Agreement completely confidential except that such information may be revealed: (i) to the Employee’s tax advisors and legal and accounting representatives, provided they agree not to reveal such information further; (ii) to members of the Employee’s immediate family, provided they agree not to reveal such information further; and (iii) as may be required by law.

7. Reliance. The Employee represents that in signing this Agreement he does not rely and has not relied on any representation or statement not set forth in this Agreement made by any representative of the Corporation or any affiliate with regard to this subject matter, basis or effect of this agreement, or otherwise. This written Agreement supersedes any prior written or verbal agreements or understandings regarding or relating to this subject matter and constitutes the entire agreement between the Corporation and the Employee with respect to the subject matter hereof.
8. Miscellaneous.
(a)
Non-Alienation. Except as otherwise expressly set forth herein, no benefits payable under the provisions of this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge shall be void.

(b)	Withholding. The Corporation shall withhold from amounts paid under this Agreement any taxes or other amounts required to be withheld by law.

(c)
Amendment or Modification of the Agreement. This Agreement may not be amended, altered or modified, except by a written instrument signed by the Employee, or his respective successors or assigns, and the Corporation and any successors thereto. Any waiver of any provision of this Agreement must be in writing and signed by the party granting the waiver.

(d)
Binding Effect. This Agreement (and all rights, options, privileges and obligations hereby granted and/or imposed) shall be binding upon and inure to the benefit of the Employee and the Corporation and their successors and assigns.

(e)
Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, first class postage prepaid, addressed to such party’s last known address provided to the Corporation. The date of such mailing shall be deemed the date of notice, consent, or demand. Any notice, consent, or demand delivered in any other manner shall be deemed to have been delivered upon actual receipt of the party.

(f)
Governing Law. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of California, without regard to the choice of laws rules thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

YOUBET.COM, INC.

By:	/s/ Charles F. Champion

Title:	President and Chief Executive Officer
ATTEST:

/s/ Arcelia Padilla
Title: Vice President, Human Resources and Administration

EMPLOYEE

/s/ Scott Solomon

Scott Solomon